Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of January 22, 2020

Among

JABIL INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIBANK, N.A.

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.

and

BANK OF AMERICA, N.A.

as Co-Syndication Agents

and

BNP PARIBAS

MIZUHO BANK, LTD.

MUFG BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as Documentation Agents

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.

BOFA SECURITIES, INC.

BNP PARIBAS SECURITIES CORP.

MIZUHO BANK, LTD.

MUFG BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners

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Schedules

Schedule I - Commitments

Schedule 2.01(b) - Existing Letters of Credit

Schedule 4.01(f) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Schedule 5.02(d) - Existing Debt

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Term Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Designation Agreement

Exhibit E	-	Tax Certification Forms

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CREDIT AGREEMENT

Dated as of January 22, 2020

JABIL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), JPMORGAN CHASE BANK, N.A. (“JPMorgan”) and BANK OF AMERICA, N.A., as co-syndication agents, and BNP PARIBAS, MIZUHO BANK, LTD. (“Mizuho”), MUFG BANK, LTD. (“MUFG”) and SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as documentation agents, agree as follows:

PRELIMINARY STATEMENT.

Subject to the satisfaction of the conditions set forth in Section 3.01, the parties hereto agree to enter into this Agreement, which provides for a five year senior unsecured revolving credit facility in an initial amount of $2,000,000,000 (designated as “Tranche A”), a three year senior unsecured revolving credit facility in an initial amount of $700,000,000 (designated as “Tranche B”) and a five year senior unsecured term loan in the amount of $300,000,000.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Tranche A Advance, a Tranche B Advance or a Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Anniversary Date” has the meaning specified in Section 2.20(a).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to bribery, corruption or money laundering.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Revolving Credit Facilities		Term Facility
	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB / Baa2 / BBB or above	0.975%	0.000%	1.125%	0.125%
Level 2 BBB- / Baa3/ BBB-	1.075%	0.075%	1.250%	0.250%
Level 3 BB+ / Ba1 / BB+	1.250%	0.250%	1.500%	0.500%
Level 4 Lower than Level 3	1.450%	0.450%	1.750%	0.750%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 BBB / Baa2 / BBB or above	0.150%
Level 2 BBB- / Baa3/ BBB-	0.175%
Level 3 BB+ / Ba1 / BB+	0.250%
Level 4 Lower than Level 3	0.300%

“Appropriate Lender” means, at any time, with respect to any of the Tranche A Facility, Tranche B Facility or Term Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means any of Citibank, JPMorgan, BofA Securities, Inc., BNP Paribas Securities Corp., Mizuho, MUFG or SMBC, in its capacity as a joint lead arranger and a joint bookrunner.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

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“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a) with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal, state or provincial law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than zero and equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the ICE Benchmark Administration Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time) at approximately 11:00 a.m. London time on such day or if such day is not a Business Day, the previous Business Day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a Tranche A Borrowing, a Tranche B Borrowing or a Term Borrowing.

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.

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“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

“Commitment” means a Tranche A Commitment, a Tranche B Commitment, a Letter of Credit Commitment or a Term Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Japan, Euros, the lawful currency of Canada and the lawful currency of Switzerland.

“Company Information” has the meaning specified in Section 9.08.

“Competitor” means, as of any date, any Person that is (a) an electronic manufacturer, manufacturing service provider or design provider competitor of any Borrower or any of its Subsidiaries or (b) any affiliate of a competitor of any Borrower or any of its Subsidiaries, in each case, which Person has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type under the Tranche A Facility, the Tranche B Facility or the Term Facility into Advances of the other Type under such Facility pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (excluding undrawn amounts), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (e) all obligations of such Person as lessee under Finance Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit, (g) obligations of such Person in respect of Hedge Agreements, (h) all Invested Amounts, (i) all liability under any Synthetic Lease, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such

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Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(d), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder, unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, any Issuing Bank or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that a Lender shall cease to be a Defaulting Lender upon the Agent’s and the Company’s receipt of such written confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that (i) a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender and (ii) if the condition(s) precedent to funding that form the basis of a Lender’s determination in clause (a) or (b) have been effectively waived in accordance with this Agreement, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(d)) upon delivery of written notice of such determination to the Company and each Lender.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

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“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum (without duplication) of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) to the extent included in net income, non-cash charges, non-cash expenses or non-cash losses for such period excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), (f) to the extent included in net income, non-cash, recurring charges related to equity compensation, (g) to the extent included in net income, loss on sale of accounts receivable, (h) cash fees and expenses incurred in connection with investments and repayment or exchange of debt permitted to be incurred under this Agreement (including any refinancing thereof), in each case, whether or not successful, (i) restructuring charges or reserves (including retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start-up, closure, relocation or consolidation of facilities, costs to relocate employees, income/loss from discontinued operations, acquisition and integration costs, business interruption costs and loss on disposal of a Subsidiary), (j) expenses relating to pension payments or programs, including those pension and post-retirement contributions, payments and estimates publicly reported and (k) transaction costs related to this Agreement; provided that the aggregate amount of cash add-backs permitted under clauses (h) through (k) shall not exceed, in any measurement period, 10% of EBITDA (calculated without giving effect to restructuring charges permitted to be added back under clause (i)) in each case determined in accordance with GAAP for such period; provided, that for purposes of calculating EBITDA for the Company and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Company or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law,

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Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the operations of the Company or any of its Subsidiaries.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law for the operations of the Company or any of its Subsidiaries.

“Equivalent” in Dollars of any Committed Currency on any date means the equivalent in Dollars of such Committed Currency determined by using the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date, and the “Equivalent” in any Committed Currency of Dollars means the equivalent in such Committed Currency of Dollars determined by using the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that, if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Agent, and provided further that “Equivalent in Dollars” or “Dollar Equivalent” other than in the specific context of Committed Currencies means the sum of amounts in Dollars and the Equivalent in Dollars of amounts in a Committed Currency unless the context otherwise requires.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

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“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, subject to Section 2.21, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) (i) for Advances denominated in Dollars or any Committed Currency other than Canadian Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and (ii) for Advances denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen (or such other commercially available source providing such quotations as may be designated by the Agent and approved by the Company from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day with a term equivalent to such Interest Period, by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided that (x) if the Eurocurrency Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (A) the Eurocurrency Rate for the longest period for which the Eurocurrency Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (B) the Eurocurrency Rate for the shortest period (for which that Eurocurrency Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time and (y) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Advance” means a Tranche A Advance or a Tranche B Advance denominated in Dollars or a Committed Currency, or a Term Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

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“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Company under Section 9.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Amended and Restated Five Year Credit Agreement, dated as of November 7, 2017, among the Company, the lenders parties thereto and Citibank, as agent, and (ii) that certain Credit Agreement, dated as of August 24, 2018, among the Company, the lenders parties thereto and Mizuho Bank, Ltd., as administrative agent, in each case, as amended, restated, amended and restated, supplemented or modified.

“Existing Debt” has the meaning specified in Section 5.02(d)(ii).

“Facility” means the Tranche A Facility, the Tranche B Facility, the Letter of Credit Facility or the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Leases” means any and all lease obligations of a Person as lessee under leases that have been, in accordance with GAAP as in effect on December 31, 2018, recorded as finance leases.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law, located on or under or emanating from real property owned or operated by the Company or any of its Subsidiaries.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).

“Immaterial Subsidiary” means any Subsidiary of the Company as to which the aggregate value of assets of any such Subsidiary does not exceed 2.50% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(i); provided that the aggregate value of all such Subsidiaries shall not exceed 10.0% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(i).

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement or the Notes or any other documents to be delivered hereunder and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the information memorandum dated December 2019 issued by the Agent in connection with the syndication of the Commitments.

“Initial GAAP” has the meaning specified in Section 1.03.

“Interest Expense” means collectively, interest payable on, and amortization of debt discount in respect of, all Debt and loss on sale of accounts receivable.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrowers may not select any Interest Period with respect to any Eurocurrency Rate Borrowing under a Facility that ends after any scheduled principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurocurrency Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

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(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration; provided that, for the avoidance of doubt, more than one Borrowing may be made on the same day and such Borrowings may have Interest Periods of different duration;

(c) the Borrowers shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one week or one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(e) whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(f) the Borrowers may select, for any Interest Period commencing on the Effective Date, an Interest Period ending on January 31, 2020 or February 29, 2020, as applicable.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with any Securitization Program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means a Lender that has a “Letter of Credit Commitment” opposite such Lender’s name on Schedule I hereto or any other Lender that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank.

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“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent and the Issuing Banks.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Letter of Credit Commitment” or (b) if such Lender has entered into an Assignment and Assumption or has otherwise agreed to act as an Issuing Bank hereunder, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Letter of Credit Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate amount of the Tranche A Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Agent or any Lender to enforce or collect any obligations of any Borrower under this Agreement or any Note or (c) a material impairment of the ability of any Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Note” means a Revolving Credit Note or a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

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“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest under, this Agreement or the Notes or any other documents to be delivered hereunder).

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained; (c) pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds; (d) good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits, (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (f) contractual and common law rights of setoff against (which may include grants of Liens) or contractual Liens on, deposit or securities accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual and common law rights of set-off against claims against the lienor and (g) Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if no such Debt of the Company is then outstanding, the corporate credit rating most recently announced by any of S&P, Moody’s or Fitch, as the case may be, provided, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of any of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 4 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the ratings of two of the agencies falling within the same level, unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender under any Facility at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment under such Facility at such time (or, if the Commitments under such Facility shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitments under such Facility as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments under such Facility at such time (or, if the Commitments under such Facility shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments under such Facility as in effect immediately prior to such termination).

“Recipient” means (a) the Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances (based on the Equivalent in Dollars at such time) outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time, (d) the aggregate Unused Tranche A Commitments at such time and (e) the aggregate Unused Tranche B Commitments at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitment(s) and the unused Term Commitment of such Lender at such time. For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Tranche A Lenders ratably in accordance with their respective Tranche A Commitments.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Revolving Credit Advance” means a Tranche A Advance or a Tranche B Advance, as the context may require.

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“Revolving Credit Borrowing” means a Tranche A Borrowing or a Tranche B Borrowing, as the context may require.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, in respect of Revolving Credit Advances denominated in Sterling, £10,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥1,000,000,000, in respect of Revolving Credit Advances denominated in Euros, €10,000,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CN$10,000,000 and in respect of Revolving Credit Advances denominated in Swiss Francs, CHF 10,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, in respect of Revolving Credit Advances denominated in Sterling, £1,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥100,000,000, in respect of Revolving Credit Advances denominated in Euros, €1,000,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CN$1,000,000 and in respect of Revolving Credit Advances denominated in Swiss Francs, CHF 1,000,000.

“Revolving Credit Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context may require.

“Revolving Credit Facility” means the Tranche A Facility or the Tranche B Facility, as the context may require.

“Revolving Credit Lender” means a Tranche A Lender or a Tranche B Lender, as the context may require.

“Revolving Credit Note” means a Tranche A Note or a Tranche B Note, as the context may require.

“S&P” means S&P Global Ratings, an S&P Global Inc. business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time and insofar as Sanctions prohibit or restrict dealings with a Person, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, the Government of Canada or other relevant authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority owned or, where relevant under applicable Sanctions, controlled by any such Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant authority.

“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, and any securitization related property to a special purpose Subsidiary or Affiliate of such Person.

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“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means all assets of a Person, other than assets that are considered to be intangible assets under GAAP.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an advance by a Term Lender to the Company as part of a Term Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Term Advance).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders pursuant to Section 2.01(c).

“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Loan Maturity Date” means January 22, 2025.

“Term Note” means a promissory note of the Company payable to the order of a Term Lender, delivered pursuant to a request made under 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Company to such Lender resulting from the Term Advances made by such Lender.

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“Termination Date” means the earlier of (a) with respect to any Tranche A Lender, January 22, 2025 and with respect to any Tranche B Lender, January, 22, 2023, in each case subject to the extension thereof pursuant to Section 2.20 with respect to such Lender and (b) the date of termination in whole of the Commitments under the applicable Facility pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Revolving Credit Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement.

“Tranche A Advance” means an advance by a Tranche A Lender to any Borrower as part of a Tranche A Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Tranche A Advance).

“Tranche A Borrowing” means a borrowing consisting of simultaneous Tranche A Advances of the same Type made by each of the Tranche A Lenders pursuant to Section 2.01(a).

“Tranche A Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche A Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Tranche A Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Tranche A Facility” means, at any time, the aggregate amount of the Lenders’ Tranche A Commitments at such time.

“Tranche A Lender” means any Lender that has a Tranche A Commitment.

“Tranche A Note” means a promissory note of a Borrower payable to the order of a Tranche A Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Tranche A Advances made by such Lender.

“Tranche B Advance” means an advance by a Tranche B Lender to any Borrower as part of a Tranche B Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Tranche B Advance).

“Tranche B Borrowing” means a borrowing consisting of simultaneous Tranche B Advances of the same Type made by each of the Tranche B Lenders pursuant to Section 2.01(a).

“Tranche B Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche B Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Tranche B Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Tranche B Facility” means, at any time, the aggregate amount of the Lenders’ Tranche B Commitments at such time.

“Tranche B Lender” means any Lender that has a Tranche B Commitment.

“Tranche B Note” means a promissory note of a Borrower payable to the order of a Tranche B Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Tranche B Advances made by such Lender.

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“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of any Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Tranche A Commitment” means, with respect to each Tranche A Lender at any time, (a) such Lender’s Tranche A Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Tranche A Advances made by such Lender (in its capacity as a Tranche A Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Tranche A Advances outstanding at such time made by each Issuing Bank pursuant to Section 2.03(c) that have not been funded by such Lender.

“Unused Tranche B Commitment” means, with respect to each Tranche B Lender at any time, (a) such Lender’s Tranche B Commitment at such time minus (b) the aggregate principal amount of all Tranche B Advances made by such Lender (in its capacity as a Tranche B Lender) and outstanding at such time.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Withholding Agent” means any Borrower and the Agent.

“Write-Down and Conversion Powers” means:

(a) with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

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(c) with respect to any UK Bail-In Legislation:

(i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders and (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Classification of Permitted Items. For purposes of determining compliance at any time with Section 5.02(a) or (d), in the event that any Lien or Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 5.02(a) or (d), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

SECTION 1.05. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.06. Disclaimer. Without prejudice to any other provision of this Agreement, each of the Company, each other Borrower, the Agent and each Lender acknowledges and agrees for the benefit of each of the other parties hereto: (a) the Eurocurrency Rate ( i ) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (ii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and/or the implementation of a Benchmark Replacement may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

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ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) The Revolving Credit Advances. (i) Tranche A Advances. Each Tranche A Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche A Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Tranche A Commitment. Each Tranche A Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Tranche A Advances of the same Type and in the same currency made on the same day by the Tranche A Lenders ratably according to their respective Tranche A Commitments. Within the limits of each Tranche A Lender’s Tranche A Commitment, any Borrower may borrow under this Section 2.01(a)(i), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a)(i).

(ii) Tranche B Advances. Each Tranche B Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche B Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Tranche B Commitment. Each Tranche B Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Tranche B Advances of the same Type and in the same currency made on the same day by the Tranche B Lenders ratably according to their respective Tranche B Commitments. Within the limits of each Tranche B Lender’s Tranche B Commitment, any Borrower may borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a)(ii).

(iii) Limit on Revolving Credit Advances denominated in Swiss Francs. The aggregate principal amount of Revolving Credit Advances denominated in Swiss Francs shall not exceed the Dollar Equivalent of $500,000,000 at any time outstanding.

(b) Letters of Credit. Any Borrower may request any Issuing Bank to issue, and such Issuing Bank may, if in its reasonable discretion it elects to do so, on the terms and conditions hereinafter set forth and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue standby letters of credit (each, a “Letter of Credit”) denominated in Dollars for the account of any Borrower or its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the latest Termination Date applicable to any Tranche A Lender in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the Letter of Credit Commitment of such Issuing Bank and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Tranche A Commitments of the Tranche A Lenders having a Termination Date no earlier than the expiration date of such Letter of Credit at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of one year after the Issuance thereof (or one year after its renewal or extension) and 10 Business Days before the latest Termination Date applicable to any Tranche A Lender. Within the limits referred to above, the Borrowers may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit on or after the date hereof shall be re-issued by an Issuing Bank pursuant to the terms of this Agreement.

(c) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Advance”) denominated in Dollars to the Company on the Effective Date in an aggregate amount not to exceed such Lender’s Term Commitment. The Term Borrowings shall consist of Term Advances of the same Type made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

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SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 1:00 P.M. (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier, email or other electronic transmission. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, email or other electronic transmission in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and (v) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, currency for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12, (ii) the Company may not select Eurocurrency Rate Advances for any Term Borrowing if the aggregate amount of such Term Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than 10 separate Tranche A Borrowings, more than 10 separate Tranche B Borrowings or more than six separate Term Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, such Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, provided that the Agent has given notice to the applicable Borrower of such obligation as soon as practicable but in any event not later than the Business Day following such funding by the Agent, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

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(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by a Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier, email or other electronic transmission, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than the earlier of (1) one year after the Issuance thereof (or one year after its renewal or extension) and (2) ten Business Days before the latest Termination Date of Tranche A Lenders having Tranche A Commitments equal to an amount not less than the Available Amount of such Letter of Credit), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the applicable Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, if in its reasonable discretion it elects to do so, and unless any Tranche A Lender gives prior notice to such Issuing Bank or the Agent that the applicable conditions of Article III would not be satisfied at the time of such Issuance, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Tranche A Lenders, such Issuing Bank hereby grants to each Tranche A Lender, and each Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Tranche A Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, in same day funds, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be a Tranche A Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche A Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Tranche A Commitment is amended pursuant to a Commitment Increase pursuant to Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Tranche A Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed

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such Issuing Bank’s Unused Tranche A Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Tranche A Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Tranche A Advance pursuant to Section 2.03(b). Each Tranche A Lender acknowledges and agrees that its obligation to make Tranche A Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Tranche A Lender agrees to fund its Ratable Share of an outstanding Tranche A Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Tranche A Lender shall not have so made the amount of such Tranche A Advance available to the Agent, such Tranche A Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Tranche A Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Tranche A Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Tranche A Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the last Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during such month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the last Business Day of each calendar month a written report setting forth the average daily aggregate Available Amount during such calendar month of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Tranche A Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Tranche A Lender of its obligation hereunder to make its Advance on such date, but no Tranche A Lender shall be responsible for the failure of any other Tranche A Lender to make the Advance to be made by such other Tranche A Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Revolving Credit Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment(s) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Revolving Credit Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2020, and on the later of the Termination Date applicable to such Lender and the date all Advances made by such Lender are paid in full; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment(s) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Tranche A Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances under the Revolving Credit Facilities in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended March 31, 2020, and on the Termination Date applicable to such Lender; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided, further, that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.07(b).

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(ii) Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% of the Available Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2020, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Tranche A Commitments, the Unused Tranche B Commitments or the Unissued Letter of Credit Commitments, provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Termination of Defaulting Lender. The Company may terminate the Unused Tranche A Commitment and the Unused Tranche B Commitment of any Lender that is a Defaulting Lender (determined after giving effect to any reallocation of participations in Letters of Credit as provided in Section 2.19) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(e) shall apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees, Letter of Credit commissions or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of each Revolving Credit Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b) Letter of Credit Drawings. The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be absolute, unconditional and irrevocable, and shall be paid in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by such Borrower thereof, including as provided in Section 9.15):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

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(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(c) Term Advances. The Company shall repay to the Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances in quarterly installments on the dates and in the amount indicated by the percentage of the aggregate Term Advances outstanding as of the Effective Date, as set forth below, provided, however, that the final principal installment shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date:

Period Ended	Quarterly Amortization
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%

March 31, 2023	2.50%
June 30, 2023	2.50%
September 30, 2023	2.50%
December 31, 2023	2.50%

March 31, 2024	2.50%
June 30, 2024	2.50%
September 30, 2024	2.50%
December 31, 2024	2.50%

January 22, 2025	75.00%

100.00%

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SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurocurrency Rate Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may with the consent, and upon the request, of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Appropriate Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) Subject to Section 2.21, if, with respect to any Eurocurrency Rate Borrowing under any Facility, the Lenders owed at least 51% of the aggregate principal amount thereof notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurocurrency Rate Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Appropriate Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

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(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) Subject to Section 2.21, if the applicable Bloomberg screen is unavailable for determining the Eurocurrency Rate for any Eurocurrency Rate Advances, and no other commercially available source providing quotations of the Eurocurrency Rate have been agreed by the Agent and the Company,

(i) the Agent shall forthwith notify the applicable Borrower and the Appropriate Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Appropriate Lenders to make Eurocurrency Rate Advances or to Convert Advances comprising a Borrowing into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower of any Advance made as a part of a Borrowing may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 1:00 P.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Revolving Credit

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Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof, (ii) each partial prepayment of Term Advances shall be in an aggregate principal amount of not less than $10,000,000, (iii) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c) and (iv) each partial prepayment of Term Advances shall be applied to the payments of Term Advances and the installments thereof as the Company may direct.

(b) Mandatory. (i) Tranche A Facility. If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) all Tranche A Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Tranche A Advances denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Tranche A Commitments on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Tranche A Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Tranche A Commitments of the Lenders on such date; provided that if the Company has cash collateralized Letters of Credit in accordance with Section 2.19(a), for purposes of this Section 2.10(b) the Available Amount of outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral.

(ii) Tranche B Facility. If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) all Tranche B Advances denominated in Dollars plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Tranche B Advances denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Tranche B Commitments on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Tranche B Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Tranche B Commitments of the Lenders on such date.

(iii) Swiss Francs Usage. If, on any date, the Agent notifies the Company that, on any interest payment date, the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Revolving Credit Advances denominated in Swiss Francs then outstanding exceeds $500,000,000, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances denominated in Swiss Francs owing by the Borrowers in an aggregate amount sufficient to reduce such aggregate principal by such excess on such date.

(iv) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(v) The Agent shall calculate on the date of each Notice of Borrowing or Notice of Issuance and on each interest payment date the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies and shall give prompt notice (and in any event no later than thirty days) of any prepayment required under this Section 2.10(b) to the Company and the Appropriate Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction or phase in of or any change in or in the interpretation of any law, rule, guideline, decision, directive, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C)

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Connection Income Taxes), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, that comes into effect after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Such demand for compensation shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(d) Notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement (other than Section 2.21), if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case, after the Effective Date, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such notification (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the

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circumstances causing such suspension no longer exist; provided, however, that before making any such notification, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.04(b), 2.11, 2.14 or 9.04(c)) to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Anniversary Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Citibank’s announced base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or clauses (b) and (c) of the definition of Base Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Appropriate Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

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(e) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Appropriate Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrowers agree to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), absent gross negligence, bad faith or willful misconduct on the part of the Agent or such Lender, respectively.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any Borrower to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any Taxes, except as required by applicable law.    If any Withholding Agent shall be required by law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.18) (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall (without duplication) indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Indemnified Taxes imposed or asserted on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority other than such liability (including penalties, interest and expenses) attributable to the acts of or failure to act by such Lender. This indemnification shall be made within 10 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection herewith, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

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(e) Within 30 days after the date of any payment of Taxes to a governmental authority pursuant to this Section 2.14, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or the Notes shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by a Borrower or the Agent, such properly completed and executed documentation reasonably requested by a Borrower or the Agent in writing as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Agent in writing, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, the Notes, or any other documents to be delivered hereunder, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, the Notes, or any other documents to be delivered hereunder, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

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(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered in relation to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.06, 2.11, 2.14, 2.19 or 9.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share

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the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the maturity of the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Appropriate Lender in respect of any Facility shall be shared on a pro rata basis only with other Appropriate Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment(s) and the Term Commitment, respectively, of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes (including acquisitions) of such Borrower and its Subsidiaries.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the latest Termination Date with respect to a Revolving Credit Facility, by notice to the Agent, request that the aggregate amount of the Commitments under such Revolving Credit Facility be increased by an amount of $50,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date with respect to such Revolving Credit Facility (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitment Increases at any time exceed $1,000,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

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(b) The Agent shall promptly notify the Lenders and such Eligible Assignees as are identified by the Company of the request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount and Revolving Credit Facility of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase and such Eligible Assignees must commit to (x) in the case of a Lender, an increase in the amount of their respective applicable Revolving Credit Commitments or (y) in the case of an Eligible Assignee, to assume an applicable Revolving Credit Commitment hereunder (the “Commitment Date”). Each Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such increase; provided, however, that the applicable Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more. If the Lenders and such Eligible Assignees notify the Agent that they are willing to participate in such increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein and such Eligible Assignees in such amounts as are agreed between the Company and the Agent. Each Lender’s and each Eligible Assignee’s proposed increased Tranche A Commitment shall be subject to the prior written approval of each Issuing Bank.

(c) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the applicable Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in form and substance satisfactory to the Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its applicable Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding applicable Revolving Credit Advances of the other applicable Revolving Credit Lenders or take such other actions as the Agent may determine to be necessary to cause the applicable Revolving Credit Advances to be held pro rata by the Appropriate Lenders in accordance with the Commitments with respect to the applicable Revolving Credit Facility.

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Section 2.19. Defaulting Lenders. (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Tranche A Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Tranche A Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Tranche A Commitment) but only to the extent that (x) the sum of (A) the aggregate principal amount of all Tranche A Advances made by such non-Defaulting Lenders (in their capacity as Tranche A Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Tranche A Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all non-Defaulting Lenders’ Tranche A Commitments and (y) the sum of (A) the aggregate principal amount of all Tranche A Advances made by any non-Defaulting Lender (in its capacity as a Tranche A Lender) and outstanding at such time, plus (B) such non-Defaulting Lender’s participation interest (after giving effect to the reallocation contemplated herein) in the Available Amount of all outstanding Letters of Credit and Tranche A Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by Lenders, does not exceed such non-Defaulting Lender’s Tranche A Commitment; subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within two Business Days following notice by any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above), by paying cash collateral in such amount to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

(iii) if the Ratable Shares of Letters of Credit of the non-Defaulting Lenders are reallocated or cash collateralized pursuant to this Section 2.19(a), then the fees payable to the Tranche A Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares of the Letters of Credit that are not cash collateralized; or

(iv) if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.19(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated.

(b) So long as any Tranche A Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Tranche A Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).

(c) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by any Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which any Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

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(d) If each Borrower, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances under a Revolving Credit Facility of the other Appropriate Lenders or take such other actions as the Agent may determine to be necessary to cause the applicable Revolving Credit Advances and, in the case of the Tranche A Facility, funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Appropriate Lenders in accordance with their Ratable Share (without giving effect to Section 2.19(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, in the case of a Defaulting Lender that is a Tranche A Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, in the case of a Defaulting Lender that is a Tranche A Lender, if so determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, in the case of a Defaulting Lender that is a Revolving Credit Lender, if so determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Credit Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20. Extensions of Termination Date. (a) Requests for Extension. The Company may, by notice to the Agent (who shall promptly notify the applicable Revolving Credit Lenders) not earlier than 60 days and not later than 35 days prior to the first, second and/or third anniversary of the Effective Date (an “Anniversary Date”), request that each Revolving Credit Lender under the designated Facility extend such Lender’s Termination Date for an additional one year from the Termination Date then in effect with respect to such Lender.

(b) Lender Elections to Extend. Each Appropriate Lender, acting in its sole and individual discretion, shall, by notice to the Agent given no later than the date (the “Notice Date”) that is 20 days prior to such Anniversary Date, advise the Agent whether or not such Lender agrees to such extension (and each Appropriate Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Appropriate Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender). The election of any Appropriate Lender to agree to such extension shall not obligate any other Appropriate Lender to so agree.

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(c) Notification by Agent. The Agent shall notify the Company of each Appropriate Lender’s determination under this Section no later than the date 15 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Company shall have the right on or before the applicable Anniversary Date to replace each Non-Extending Lender with, and add as “Tranche A Lenders” or “Tranche B Lenders”, as applicable, under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Anniversary Date, undertake a Tranche A Commitment or Tranche B Commitment, as applicable (and, if any such Assuming Lender is already a Lender, its applicable Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment(s) hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Appropriate Lenders that have agreed so to extend their Termination Date and the additional Revolving Credit Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in respect of the applicable Facility in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Termination Date of each extending Appropriate Lender and of each Assuming Lender shall be extended to the date falling one year after the Termination Date in effect for such Appropriate Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Tranche A Lender” or “Tranche B Lender”, as applicable, for all purposes of this Agreement.

SECTION 2.21. LIBOR Successor Rate.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to the Eurocurrency Rate for any Available Currency, the Agent and the Company may amend this Agreement to replace the Eurocurrency Rate for such Available Currency with a Benchmark Replacement for such Available Currency; and any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Agent has provided such proposed amendment to all Lenders and the Company, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election with respect to any Available Currency will become effective on the date that Lender comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurocurrency Rate with a Benchmark Replacement pursuant to this Section shall occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable with respect to any Available Currency, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or the Lenders pursuant to this Section 2.21 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.21.

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(d) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Available Currency, a Borrower may revoke any request for a Eurocurrency Rate Borrowing of, conversion to or continuation of Eurocurrency Rate Advances denominated in the affected currency to be made converted or continued during any Benchmark Unavailability Period and, failing that, (i) any pending selection of, conversion to or renewal of a Eurocurrency Rate Advance that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Base Rate Advance with respect to such Eurocurrency Rate Advance in the Dollar Equivalent amount of such Eurocurrency Rate Advance, (ii) all outstanding Eurocurrency Rate Advances in such Available Currency shall automatically be (A) if in Dollars, converted to Base Rate Advances at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected Eurocurrency Rate Advance) or (B) if in a Committed Currency, converted a Base Rate Advances in the Dollar Equivalent amount of such Eurocurrency Rate Advance at the expiration of the existing Interest Period (or sooner, if the Agent cannot continue to lawfully maintain such affected Eurocurrency Rate Advance in such Committed Currency) and (iii) the component of the Base Rate based upon One Month LIBOR will not be used in any determination of the Base Rate.

(e) As used in this Section 2.21:

“Available Currency” means Dollars or any Committed Currency.

“Benchmark Replacement” means, with respect to any Available Currency, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company for such Available Currency giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate for (A) with respect to Eurocurrency Rate Advances in Dollars, U.S. dollar-denominated syndicated credit facilities or (B) with respect to Eurocurrency Rate Advances in Committed Currencies, U.S. syndicated credit facilities providing for loans in such Committed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurocurrency Rate for any Available Currency with an alternate benchmark rate for each applicable Interest Period for such Available Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate in such Available Currency with the applicable Benchmark Replacement for such Available Currency by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Eurocurrency Rate for (A) with respect to Eurocurrency Rate Advances in Dollars, U.S. dollar-denominated syndicated credit facilities or (B) with respect to Eurocurrency Rate Advances in Committed Currencies, U.S. syndicated credit facilities providing for loans in such Committed Currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement for any Available Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Available Currency and to permit the administration thereof by the Agent in a manner substantially consistent with market practice in the United States (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

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“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurocurrency Rate for any Available Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurocurrency Rate for such Available Currency permanently or indefinitely ceases to provide the Eurocurrency Rate for such Available Currency; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurocurrency Rate for any Available Currency:

(1) a public statement or publication of information by or on behalf of the administrator of the Eurocurrency Rate for such Available Currency announcing that such administrator has ceased or will cease to provide the Eurocurrency Rate for such Available Currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate for such Available Currency;

(2) a public statement or publication of information by a governmental authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of the Eurocurrency Rate for such Available Currency, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurocurrency Rate for such Available Currency, a resolution authority with jurisdiction over the administrator for the Eurocurrency Rate for such Available Currency or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurocurrency Rate for such Available Currency, which states that the administrator of the Eurocurrency Rate for such Available Currency has ceased or will cease to provide the Eurocurrency Rate for such Available Currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate for such Available Currency; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurocurrency Rate for such Available Currency or a governmental authority having jurisdiction over the Agent announcing that the Eurocurrency Rate for such Available Currency is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Company, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to any Available Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate for such Available Currency and solely to the extent that the Eurocurrency Rate for such Available Currency has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date for such Available Currency has occurred if, at such time, no Benchmark Replacement for such Available Currency has replaced the Eurocurrency Rate for such Available Currency for all purposes hereunder in accordance with Section 2.21 and (y) ending at the time that a Benchmark Replacement for such Available Currency has replaced the Eurocurrency Rate for such Available Currency for all purposes hereunder pursuant to Section 2.21.

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“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Agent and the Company or (ii) a notification by the Required Lenders to the Agent (with a copy to the Company) that the Required Lenders have determined that (x) with respect to Eurocurrency Rate Advances in Dollars, U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.21, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate for loans in Dollars or (y) with respect to Eurocurrency Rate Advances in Committed Currencies, U.S. syndicated credit facilities providing for loans in such Committed Currency being executed at such time, or that include language similar to that contained in this Section 2.21, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate for loans in such Committed Currency.

(2)(i) the election by the Agent and the Company or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable by the Agent of written notice to the Company and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Relevant Governmental Body” means (a) the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to Committed Currency Loans, in addition to the Persons named in clause (a) of this definition, the comparable governmental authority or other applicable Person for loans in such Committed Currency as determined by the Agent in its sole discretion.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied or waived:

(a) Except as publicly disclosed prior to December 10, 2019, there shall have occurred no Material Adverse Change since August 31, 2019.

(b) The Company shall have paid all accrued and invoiced fees and expenses of the Agent and the Lenders associated with this Agreement (including the accrued and invoiced fees and expenses of Shearman & Sterling LLP, counsel to the Agent).

(c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Effective Date.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

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(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) Customary opinions of Latham & Watkins LLP, counsel for the Company, and in-house counsel of the Company.

(e) The Company shall have repaid or prepaid all of the accrued obligations under the Existing Credit Agreements and shall have repaid or prepaid all of the accrued obligations under, and terminated in full the commitments of the lenders under, the Existing Credit Agreements. Each of the Lenders that is a party to either of the Existing Credit Agreements hereby waives any requirement that notice of such prepayment or termination of commitments be made in advance of the Effective Date.

(f) The Agent shall have received all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Company at least five Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date that is ten Business Days prior to such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a) The Notes of such Designated Subsidiary to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of an officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.

(d) A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(e) Customary opinions of counsel (which may be in-house counsel) to such Designated Subsidiary.

(f) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request including, without limitation, such information as may be required for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

In addition, to the extent such Designated Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to such Designated Subsidiary, a Beneficial Ownership Certification in relation to such Designated Subsidiary shall have received such Beneficial Ownership Certification.

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SECTION 3.03. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Commitment Extension. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Revolving Credit Commitments shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such Issuance, the applicable Increase Date or the applicable Anniversary Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by any Borrower of the proceeds of such Borrowing, such Issuance, such Increase Date or such Anniversary Date shall constitute a representation and warranty by such Borrower that on such date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of a Borrowing or an Issuance, the representations set forth in the last sentence of subsection (e) and subsection (f) thereof) are correct on and as of such date, before and after giving effect to such Borrowing, such Issuance, such Commitment Increase or such extension of Revolving Credit Commitments and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing or Issuance shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing or such Issuance, before and after giving effect to such Borrowing, such Issuance, such Commitment Increase or such extension of Revolving Credit Commitments and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such Issuance, such Commitment Increase or such extension of Revolving Credit Commitments or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any material law or any material contractual restriction binding on or affecting the Company.

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(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2019, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as publicly disclosed prior to December 10, 2019, since August 31, 2019, there has been no Material Adverse Change.

(f) There is no pending or, to the Company’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”), and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction on sale, pledge, or other disposition contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Neither the written information regarding the Company and its Subsidiaries in the Information Memorandum (other than the financial projections, other forward-looking statements and information of a general economic or industry specific nature) nor any other written information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.

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(j) (i) Neither any Borrower, nor any of its officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control, or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) no Borrower is owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (iii) no Borrower is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and no Borrower is engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation described in (i), (ii), or (iii).

(k) The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, or direct or knowingly indirect, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(l) No Borrower is an EEA Financial Institution.

(o) As of the Effective Date, to the best knowledge of the applicable Borrower, the information included in the Beneficial Ownership Certification, if any, provided by such Borrower to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

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(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice for companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may (i) consummate any merger or consolidation or other transaction permitted under Section 5.02(b), (ii) sell, transfer, or otherwise dispose of, any Subsidiary of the Company if permitted under Section 5.02(e), (iii) dissolve or terminate the existence of any Subsidiary of the Company possessing immaterial assets or liabilities or no continuing business purpose (including, for the avoidance of doubt, any Immaterial Subsidiary), or (iv) dissolve or terminate the existence of any Subsidiary if in the Company’s determination (w) the preservation thereof is no longer desirable in the conduct of the business of the Company and (x) the loss thereof is not materially disadvantageous to the Company or the Lenders, and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Company’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, taken as a whole, and (z) the loss thereof is not materially disadvantageous to the Company, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense (unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Company; provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year by any Lender and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear, condemnation and casualty excepted, in accordance with customary and prudent business practices for similar businesses; provided, however, that the Company and its Subsidiaries may sell, transfer, or otherwise dispose of, any properties if permitted under Section 5.02(e).

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(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Company and its wholly-owned Subsidiaries) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary, in any material respect, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not prohibit (i) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (ii) indemnification agreements, (iii) employee agreements or other compensation or bonus arrangements, (iv) management or board fees and (v) dividends to securityholders.

(i) Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or other authorized financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(ii) within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable in scope to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(iii) as soon as possible and in any event within seven days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or other authorized financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto (it being understood that any Default then existing as a result of any failure to deliver such notice shall automatically be cured and will no longer be continuing upon either (x) delivery of such notice or (y) the cessation of the existence of the underlying Default to which such notice relates (unless the Company had knowledge of such underlying Default prior to its cessation);

(iv) promptly after the sending or filing thereof, copies of all material reports that the Company sends to any of its securityholders, and copies of all material reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and

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(vi) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request in good faith including, without limitation, information and documentation reasonably requested for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, but excluding any financial information that the Company and its Subsidiaries do not produce in the ordinary course of business.

Financial reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the Company’s website at www.jabil.com, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iv) above, it being understood that the Company shall provide all other reports and certificates required to be delivered under this Section 5.01(i) in the manner set forth in Section 9.02.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v) assignments of the right to receive income or Liens that arise in connection with Securitization Programs, in an aggregate principal amount not to exceed the Dollar Equivalent of the greater of $950,000,000 and 10% of Consolidated Tangible Assets at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(vi) Liens securing obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

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(vii) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under hedge agreements designed solely to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,

(viii) Liens arising in connection with cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities, provided that such Liens shall not extend beyond the amounts on deposit in the deposit accounts,

(ix) Liens on inventory valued at not more than the Dollar Equivalent of $125,000,000 at any time in favor of customers that have paid a deposit on the inventory so encumbered,

(x) assignments of the right to receive income and/or accounts receivable in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,

(xi) Liens on cash as contemplated by Section 2.19 or 6.02,

(xii) Liens, if any, in respect of Finance Leases or Synthetic Leases,

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,

(xiv) Liens in favor of the Agent, the Issuing Bank, or any of the Lenders under or in connection with this Agreement; and

(xv) other Liens securing Debt that, in aggregate with (but without duplication of) all Debt incurred in accordance with Section 5.02(d)(xii) at any time outstanding, does not exceed the Dollar Equivalent of the greater of $1,000,000,000 and 10% of Consolidated Tangible Assets.

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) that any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Company, (ii) any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into the Company, (iii) any Subsidiary of the Company and the Company may merge, consolidate, amalgamate, or combine with or into any other Person if, in the case of any Subsidiary other than an Immaterial Subsidiary, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Company is a party to such transaction, the surviving entity is the Company and (iv) any Subsidiary may merge, consolidate, amalgamate, or combine with or into any Person other than the Company or another Subsidiary if at such time the assets of the Subsidiary would be permitted to be sold to such Person pursuant to Subsection 5.02(e)(viii), provided, in each case, that (i) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (ii) if a Designated Subsidiary is a party to such transaction (if the Company is not the counterparty), such Designated Subsidiary shall be the survivor entity.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

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(i) Debt owed to the Company or to a wholly owned Subsidiary of the Company or under this Agreement or the Notes,

(ii) Debt existing on, or available under lines of credit existing on, the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing or modifying, in whole or in part, the Existing Debt, provided that the principal amount of, or amount available under lines of credit constituting, such Existing Debt shall not be increased above the principal amount thereof outstanding or amount available immediately prior to such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii),

(iv) Debt, if any, arising in connection with Securitization Programs in an aggregate principal amount not to exceed the Dollar Equivalent of the greater of $950,000,000 and 10% of Consolidated Tangible Assets at any time outstanding (for purposes of this clause (iv), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(v) obligations of any Subsidiary of the Company under any Hedge Agreements entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest rates, currencies or price commodities,

(vi) obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vii) obligations which in aggregate do not exceed the Dollar Equivalent of $150,000,000 arising in connection with the administration and operation of cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities,

(viii) Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided further that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing,

(ix) Debt, if any, arising in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer;

(x) (i) Debt under Finance Leases (other than pursuant to sale-leaseback transactions) or Synthetic Leases to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided, that, in each case (A) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (ii) Debt under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Finance Leases or Synthetic Leases, provided, that, the principal amount of any such refinancing does not exceed the principal amount of the Debt being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith);

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(xi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(xii) other Debt that, in aggregate with (but without duplication of) all Debt secured by Liens permitted by Section 5.02(a)(xv), at any time outstanding does not exceed the Dollar Equivalent of the greater of $1,000,000,000 and 10% of Consolidated Tangible Assets,

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to any other Person to purchase, lease or otherwise acquire any assets of the Company or any of its Subsidiaries, except:

(i) sales of inventory in the ordinary course of its business or sales or other dispositions of scrap, surplus, outdated, superseded, replaced or obsolete inventory, material or equipment,

(ii) sales or dispositions of assets in connection with a Securitization Program to the extent permitted by this Agreement,

(iii) assignments of the right to receive income and/or accounts receivable and related assets in connection with the sales or other dispositions of accounts receivable, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,

(iv) in, or in connection with, a transaction authorized by Section 5.02(b) or the liquidation, abandonment, winding up, striking off or disposition of any Immaterial Subsidiary,

(v) sales or other dispositions between or among the Company and its Subsidiaries,

(vi) sales or leases of property in connection with a Synthetic Lease,

(vii) sales or leases of property in connection with a sale and leaseback transaction or lease and leaseback transaction provided that the net present value of the aggregate rental obligations under such leases or contracts entered into after the date hereof (discounted at the implied interest rate of such lease or contract) does not exceed an amount equal to 10% of the Consolidated total assets of the Company and its Subsidiaries measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i), and

(viii) sales or other dispositions of assets; provided that the value of such sales or other dispositions of assets consummated after the date hereof when added to the value of any assets described in Section 5.02(b)(iv) involved in a transaction consummated after the date hereof does not exceed an amount equal to 15% of Consolidated total assets of the Company and its Subsidiaries, measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i).

(f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Company and its Subsidiaries, taken as a whole, at the date hereof.

(g) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its capital stock (whether through a covenant restricting dividends, a financial covenant or otherwise), except (i) this Agreement, (ii) any agreement or instrument evidencing Existing Debt (and extensions, refundings, modifications or refinancings thereof permitted under Section 5.02(d)(ii), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such

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Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreement or instrument) and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company (and, if such agreement evidences Debt, extensions, refundings, modifications or refinancings thereof permitted under Section 5.02(d)(viii), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreements); provided that the foregoing covenant shall not apply to any Subsidiary that is a special purpose entity created in connection with a Securitization Program and shall not apply to any charter or other organizational document that requires that dividends be paid from profits.

(h) Use of Proceeds. Request any Borrowing or Letter of Credit, or use, or permit its Subsidiaries or its or their respective directors, officers, employees or, to its or their respective knowledge, its or their agents, to directly or knowingly indirectly use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a) Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Debt, excluding Debt in respect of Hedge Agreements, as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than 4.0 to 1.0.

(b) Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries, of not less than 3.0 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

(c) (i) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Company or any Borrower only), (e), (h) or (i), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

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(d) the Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least the Dollar Equivalent of $150,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in an aggregate net amount of at least the Dollar Equivalent of $150,000,000, in each case prior to the stated maturity thereof (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or

(e) the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) judgments or orders for the payment of money in excess of the Dollar Equivalent of $150,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (iii) such judgment or order shall have been paid; or

(g) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 12 consecutive months, commencing

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before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 12-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company); or

(h) the Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of the Dollar Equivalent of $150,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) so long as any Subsidiary of the Company is a Designated Subsidiary, Section 7.01 shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any other Borrower under the any Bankruptcy Law, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrowers than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under any Bankruptcy Law, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrowers.

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ARTICLE VII

GUARANTY

SECTION 7.01. Unconditional Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by such Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

SECTION 7.02. Guaranty Absolute. (a) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);

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(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated

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from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the latest Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Company, its successors and permitted assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and none of the Borrowers shall have rights as a third party beneficiary (other than with respect to Section 8.06) of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

(e) The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank having a combined capital and surplus of at least $500,000,000 and with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender or a Competitor. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation by or removal of a Person acting as Agent pursuant to this Section shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged

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from all of their respective duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.08(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Ratable Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their Term Commitments at such time, (iv) their respective Unused Tranche A commitments at such time and (v) their respective Unused Tranche B Commitments at such time.

(b) Each Tranche A Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank (in its capacity as such) hereunder or in connection herewith; provided, however, that no Tranche A Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Tranche A Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its applicable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Appropriate Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its applicable share of such amount, but no Lender shall be responsible for the failure of any other Appropriate Lender to reimburse the Agent or any Issuing Bank for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Appropriate Lenders their respective applicable shares of any amounts paid under this Section 8.08 that are subsequently reimbursed by the Company.

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SECTION 8.09. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” or “Arranger” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

SECTION 8.10. Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other loan party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only

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in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby (and without the consent of the Required Lenders), do any of the following: (i) increase or extend the Commitments of any Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iv) release the Company from any of its obligations under Article VII, or (v) extend the expiration date of any Letter of Credit to a date later than the latest Termination Date; (c) no amendment, waiver or consent shall, unless in writing and signed by applicable Revolving Credit Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances under the applicable Facility, or, if no such principal amount is then outstanding, Appropriate Lenders having at least a majority in interest of the applicable Revolving Credit Commitments (and without the consent of the Required Lenders) waive any of the conditions specified in Section 3.02 after the Effective Date with respect to such Facility, and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owing to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

(i) if to the Company or any other Borrower, to the Company’s address at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Treasurer ( Telephone No. 727-803-3705), with a copy to the same address, Attention: Deputy General Counsel (Telephone No. 727-803-3044);

(ii) if to the Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (646)-274-5080; Telephone No. (302) 894-6010; Email: glagentofficeops@citi.com);

(iii) if to Citibank, N.A. in its capacity as an Issuing Bank, to it at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Telephone No. (302) 894-6160); and if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay within ten days of demand therefor all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable, documented and invoiced fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further

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agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable, documented and invoiced fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Without limiting the provisions of Section 2.14(c), this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.18 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08, 2.09 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower

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now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Company or the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Lenders and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders and Issuing Banks. Any Lender or Issuing Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (except that an Issuing Bank may only assign all or a portion of its Unissued Letter of Credit Commitment and not its issued Letters of Credit) and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s or Issuing Bank’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 9.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding and participations in Letters of Credit thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender or Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

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(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) such assignment is to a financial institution and an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment under the Tranche A Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent (with a copy to Company, if the Company’s consent thereto is not otherwise required) an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived or reduced by the Agent in its sole discretion); provided that the Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 9.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, under this Agreement, and the assigning Lender or Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all

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of the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(d) (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply)).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Banks, and the Commitments of, and principal amounts of the Advances owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or an Issuing Bank, as the case may be, hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, any Lender (solely with respect to its own interest in any Borrowing or Commitment) and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 9.07(h), a Competitor) (each buyer of a Participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 9.01 that directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(b); provided that such Participant agrees to be subject to the provisions of Sections 9.18 as if it were an assignee under Section 9.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note or other obligations under this Agreement or the Notes or any other documents to be delivered hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any this Agreement or the Notes or any other documents to be delivered hereunder) to any Person except to the extent that such disclosure is

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necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender) and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto interest.

(g) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Tranche A Commitments and Advances pursuant to Section 9.07(a), such Person may, upon 30 days’ notice to the Company and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Company shall be entitled to appoint from among the Tranche A Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Person as Issuing Bank and any Lender so appointed agrees to serve as an Issuing Bank. If such Person resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all unreimbursed Letter of Credit drawings with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Person to effectively assume the obligations of such Person with respect to such Letters of Credit.

(h) No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(h) shall not be void, but the other provisions of this Section 9.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Borrowers owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its

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interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in clause (1) above, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating clause (2) above. The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information (a) to its and its Affiliates’ respective managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and such person shall have agreed to keep such Company Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or requested by any self-regulatory authority, provided that, to the extent practicable and legally permissible, the Company is given prompt written notice of such requirement or request prior to such disclosure and assistance (to the extent practicable and at the Company’s expense) in obtaining an order protecting such information from public disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to the Company and its obligations hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and not, to the knowledge of the Agent or such Lender, in breach of such third party’s obligations of confidentiality and (h) with the consent of the Company.

For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care.

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SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the reasonable request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate or branch of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that either (i) may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or (ii) has internal policies in place that prohibit it from lending to, establishing credit for the account of and/or doing any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts) or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. If so requested by the Company, upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing or Notice of Issuance in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.10. Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to such Committed Currency on the Oanda website on the Business Day preceding that on which final judgment is given.

(c) The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company and each Designated Subsidiary hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

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(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be deemed amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 9.15. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.16. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. Power of Attorney. Each Designated Subsidiary of the Company, pursuant to the terms of its Designation Agreement, has authorized and appointed the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary.

SECTION 9.18. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11 or 2.14, (b) any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (c) any Lender asserts illegality pursuant to Section 2.12, (d) any Lender is a Defaulting Lender or (e) any Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Lenders is required and (y) Lenders owed or holding at least 50% of the sum of all outstanding Revolving Credit Advances and Term Advances plus the aggregate Unused Tranche A Commitments and Unused Tranche B Commitments have agreed to such amendment, waiver or consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) each such assignment shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this

Jabil Credit Agreement	72

Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ii) no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (iii) no Event of Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 9.19. No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with this Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of this Agreement to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

[Remainder of the page intentionally left blank.]

Jabil Credit Agreement	73

SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any notes by, among other things, the mutual waivers and certifications in this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JABIL INC.

By:	/s/ Sergio A. Cadavid
Name: Sergio A. Cadavid
Title: Treasurer

CITIBANK, N.A.,
as Agent

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

Jabil Credit Agreement	74

Initial Lenders:

CITIBANK, N.A.

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Puneet Lakhotia
Name: Puneet Lakhotia
Title: Vice President

BNP PARIBAS

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Min Park
Name: Min Park
Title: Vice President

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

MUFG BANK, LTD.

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Jabil Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

By:	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Andrew Sidford
Name: Andrew Sidford
Title: Managing Director

DBS BANK LTD.

By:	/s/ Juliana Fong
Name: Juliana Fong
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Dan Beckwith
Name: Dan Beckwith
Title: Senior Vice President

Jabil Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard J. Ameny, Jr.
Name: Richard J. Ameny, Jr.
Title: Vice President

Jabil Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Derek Jensen
Name: Derek Jensen
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Brett Bonet
Name: Brett Bonet
Title: Director

STANDARD CHARTERED BANK

By:	/s/ James Beck
Name: James Beck
Title: Associate Director

THE BANK OF NOVA SCOTIA

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Managing Director

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH

By:	/s/ Tony Huang
Name: Tony Huang
Title: Director

By:	/s/ Dayi Liu
Name: Dayi Liu
Title: Executive Director

Jabil Credit Agreement

SCHEDULE I

JABIL INC.

CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Tranche A Commitment	Tranche B Commitment	Letter of Credit Commitment	Term Commitment
Citibank, N.A.	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
Bank of America, N.A.	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
BNP Paribas	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
JPMorgan Chase Bank, N.A.	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
Mizuho Bank, Ltd.	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
MUFG Bank, Ltd.	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$148,148,148.15	$51,851,851.85	$12,500,000.00	$25,000,000.00
Banco Santander, S.A., New York Branch	$92,592,592.59	$32,407,407.41		$16,500,000.00
Bank of China, New York Branch	$92,592,592.59	$32,407,407.41		$16,500,000.00
Credit Agricole Corporate and Investment Bank	$92,592,592.59	$32,407,407.41		$16,500,000.00
DBS Bank Ltd.	$92,592,592.59	$32,407,407.41		$16,500,000.00
PNC Bank, National Association	$92,592,592.59	$32,407,407.41		$16,500,000.00
U.S. Bank National Association	$92,592,592.59	$32,407,407.41		$16,500,000.00
Wells Fargo Bank, National Association	$92,592,592.59	$32,407,407.41		$16,500,000.00
HSBC Bank USA, N.A.	$92,592,592.59	$32,407,407.41	—
Standard Chartered Bank	$92,592,592.59	$32,407,407.41	—
The Bank of Nova Scotia	$64,814,814.81	$22,685,185.19	—	$9,500,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$64,814,814.81	$22,685,185.19	—

Total	$2,000,000,000.00	$700,000,000.00	$100,000,000.00	$300,000,000.00

SCHEDULE 2.01(B)

JABIL INC.

CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 4.01(f))

JABIL INC.

CREDIT AGREEMENT

DISCLOSED LITIGATION

DISCLOSED LITIGATION

The Company and its Subsidiaries are parties to various lawsuits and other actions or proceedings in the ordinary course of business. The Company does not believe that an adverse outcome of any action, suit, investigation, litigation, or proceeding affecting the Company or any of its Subsidiaries, pending or overtly threatened in writing, will have a Material Adverse Effect.

SCHEDULE 5.02(a)

JABIL INC.

CREDIT AGREEMENT

EXISTING LIENS

EXISTING LIENS

Liens on equipment in favor of lessors under Finance Leases identified in Schedule 5.02(d).

Utility deposits for worldwide operations less than $3,000,000.

California tax lien for Celetronix USA Inc. for $2,227.60

Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
Jabil Inc. 10560 Dr. Martin Luther King, Jr St. North St. Petersburg, FL 33716	BA Leasing BSC, LLC 11333 McCormick Road Mailcode: MD5-032-07-05 Hunt Valley, MD 21031	Original 2019033601 BK: 20414/PG: 2283	Original 01/31/2019	Pinellas County, Florida	All fixtures located at specified property in Exhibit A of UCC

Jabil Circuit, Inc. 10560 Ninth Street St. Petersburg, FL 33716	JPMorgan Chase Bank, N.A., as agent 10 S. Dearborn Chicago, IL 60670	Original 1065779 6 Continuation 20160433993	Original 07/12/2001 Continuation 01/22/2016	DE Secretary of State	Debtor’s interest in Jabil Circuit Cayman, L.P., a Cayman Islands exempted limited partnership[1]

[1]	In the process of being terminated.

SCHEDULE 5.02(d)

JABIL INC.

CREDIT AGREEMENT

EXISTING DEBT

EXISTING DEBT

	Denominated Currency	As of November 29, 2019 in USD	Credit Facility Limit in USD
Subsidiary Notes Payable, long-term debt and long-term lease obligations:

Brazil Credit Facility	BRL		4,261,320
China Credit Facility	CNY/USD		266,374,000
Switzerland Lease	CHF	110,419,005
Germany Lease	EUR	4,632,676
Malaysia Credit Facility	USD		18,873,549
Netherlands Credit Facility	EUR/USD		20,982,000
Singapore Credit Facility	USD		270,000,000
Spain Loan	EUR	730,515
Taiwan Credit Facility	USD		1,000,000
US Credit Facility/Lease	USD	45,418,313
Vietnam Credit Facility	USD		24,900,000
Switzerland Credit Facility	CHF		9,999,000
Letters of Credit/Bank Guarantees[2]		119,778,453

[2]	Denominated in multiple currencies.

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT NOTE

U.S.$_______________	Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a __________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s [Tranche A][Tranche B] Commitment in figures] or, if less, the aggregate principal amount of the [Tranche A][Tranche B] Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of January 22, 2020 among the Borrower, [Jabil Inc.,] the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each [Tranche A][Tranche B] Advance from the date of such [Tranche A][Tranche B] Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each [Tranche A][Tranche B] Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each [Tranche A][Tranche B] Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the [Tranche A][Tranche B] Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of [Tranche A][Tranche B] Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such [Tranche A][Tranche B] Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of [Tranche A][Tranche B] Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 - FORM OF

TERM NOTE

U.S.$_______________	Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, JABIL INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Term Loan Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Term Commitment in figures] or, if less, the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of January 22, 2020 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Term Loan Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Term Advances”) by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advances being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

JABIL INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], refers to the Credit Agreement, dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 20__.

(ii) The Facility under which the Proposed Borrowing is requested is the [Tranche A] [Tranche B] [Term] Facility.

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iv) The aggregate amount of the Proposed Borrowing is $_______________][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].

[(v) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) and subsection (f) thereof) and, in the case of any [Tranche A][Tranche B] Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[NAME OF BORROWER]

By
Title:

2

CUSIP Number:___________________

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3. Borrower(s):	Jabil Inc.

4. Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of January 22, 2020 among Jabil Inc., the Lenders parties thereto, Citibank, N.A., as Agent, and the other agents parties thereto.

6. Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:	______________][12]

[Page break]

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche A Commitment”, “Tranche B Commitment”, “Term Commitment”, “Letter of Credit Commitment,” etc.)

[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and][13] Accepted:

[NAME OF AGENT], as
Agent

By: _________________________________
Title:

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

[13]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Company and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF

DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

parties to the Credit Agreement

(as defined below) and to Citibank, N.A.,

as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”) among Jabil Inc., a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of ______________________.

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated by the Credit Agreement, are within the Designated Subsidiary’s [corporate][limited liability] or other powers, have been duly authorized by all necessary [corporate][limited liability] or other action and do not contravene (i) the Designated Subsidiary’s charter or [by-laws][limited liability company agreement][operating agreement] or (ii) material law or any material contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d) This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) There is no pending or, to the Designated Subsidiary’s knowledge, overtly threatened action, suit, investigation or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to adversely affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

[(f) As of date hereof, to the best knowledge of the Designated Subsidiary, the information included in the Beneficial Ownership Certification, if any, provided by the Designated Subsidiary to any Lender in connection with the Credit Agreement is true and correct in all respects.]

The Designated Subsidiary hereby authorizes and appoints the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 of the Credit Agreement on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. If requested by the Agent, the Designated Subsidiary shall deliver to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at ___________, Attention: __________ (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in Florida through the latest Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at ___________________ or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

JABIL INC.

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Citibank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Citibank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Credit Agreement dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Citibank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Credit Agreement dated as of January 22, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Citibank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]